UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/10/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 10, 2011, all parties involved in the lawsuit described under the Legal Proceedings section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 13, 2010 entered into a global Settlement Agreement with Mutual General Releases (the "Settlement Agreement"). The Settlement Agreement is to be effective on March 31, 2011 (the "Effective Date"). Effectiveness of the Settlement Agreement is subject to the parties' satisfaction of certain conditions. Pursuant to the terms of the Settlement Agreement, we agreed to pay Richard Anderson, a co-defendant and third-party plaintiff in the case, the sum of $550,000 (the "Settlement Amount") on the Effective Date. The Settlement Amount will be paid on the Effective Date by our issuance and delivery to Richard Anderson of 108,000 unregistered shares of common stock. On the Effective Date, all claims against us and all other defendants will be forever dismissed with prejudice. The foregoing description of the Settlement Agreement is qualified in its entirety by the full text of the Settlement Agreement, a copy of which is filed herewith as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosure in Item 1.01 above is incorporated herein by reference.

On March 1, 2011, the Company's senior lender demanded payment of $500,000 due under the promissory note referred to in this report and the Company's financial statements as "Term Note B". The Company exercised its contractual right to satisfy the payment demand in shares of its common stock. On March 14, 2011, the Company issued its senior lender 101,274 shares of its common stock in payment of the $500,000 demand amount.

The shares issued by the Company to Mr. Anderson and the Company's senior lender were issued to accredited investors in transactions exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, were made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: March 16, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Settlement Agreement with Mutual General Releases